AGREEMENT OF AMENDMENT
                                       OF
                  FUND MANAGEMENT AGREEMENT DATED MAY 15, 1987
                                     BETWEEN
                          LIBERTY ALL-STAR EQUITY FUND
                                       and
                        LIBERTY ASSET MANAGEMENT COMPANY


     AGREEMENT dated as of August 1, 1997 between Liberty All-Star Equity Fund, a business trust organized under the laws of the Commonwealth of Massachusetts (the "Company"), and Liberty Asset Management Company, a corporation organized under the laws of the State of Delaware (the "Manager").

     WHEREAS, the Company and the Manager have entered into a Fund Management Agreement dated May 15, 1987 (the "Agreement") pursuant to which the Manager is providing certain administrative and investment management services to the Company, including the recommendation of one or more Portfolio Managers (as defined in the Agreement) to manage the portions of the Company's assets allocated to them from time to time by the Manager; and

     WHEREAS, Section 6 of the Agreement provides that the compensation of the Manager for its services under the Agreement shall be calculated and paid in accordance with Exhibit B to the Agreement, and that the Manager will compensate the Portfolio Managers as provided in said Exhibit B; and

     WHEREAS, the Company and the Manager wish to amend Exhibit B to the Agreement effective August 1, 1997.

     NOW, THEREFORE, the Company and the Manager hereby agree that, effective August 1, 1997, Exhibit B to the Agreement shall be amended to read in its entirety as set forth on the attached, and that, as so amended, the Agreement shall remain in full force and effect in accordance with its terms.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement of Amendment to be executed as of the day and year first written above.

                           LIBERTY ALL-STAR EQUITY FUND

                           By:
                             -----------------------------


                           LIBERTY ASSET MANAGEMENT COMPANY

                         By:
                            -----------------------------

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                                    EXHIBIT B
                      (as amended effective August 1, 1997)

                                   MANAGER FEE

     For the corporate management and administrative services provided to the Company pursuant to Section 2(A) of this Agreement, the Company will pay to the Manager, on or before the 10th day of each calendar month, a monthly fee for the previous calendar month in the amount of 1/12th of the following percentages of the average of the net asset values of the Company as of the close of the last business day of the New York Stock Exchange in each calendar week during the preceding calendar month: 0.20% of the first $400 million of such average net asset value; 0.18% of such average net asset value exceeding $400 million up to and including $800 million; 0.162% of such average net asset value exceeding $800 million up to and including $1.2 billion; and 0.146% of such average net asset value exceeding $1.2 billion.

     For the investment  management services provided to the Company pursuant to
Section 2(B) of this Agreement, the Company will pay to the Manager, on or before the 10th day of each calendar month, a monthly fee for the previous calendar month in the amount of 1/12th of the following percentages of the average of the net asset values of the Company as of the close of the last business day of the New York Stock Exchange in each calendar week during the preceding calendar month: 0.80% of the first $400 million of such average net asset value; 0.72% of such average net asset value exceeding $400 million up to and including $800 million; 0.648% of such average net asset value exceeding $800 million up to and including $1.2 billion; and 0.584% of such average net asset value exceeding $1.2 billion.

     Pursuant to Section 6 of this Agreement, the Manager will pay each Portfolio Manager a monthly fee in the amount of 1/12th of: 0.40% of the amount obtained by multiplying the Portfolio Manager's Percentage times such average net asset values of the Company on the foregoing dates up to $400 million; 0.36% of the amount obtained by multiplying the Portfolio Manager's Percentage times such average net asset value exceeding $400 million up to and including $800 million; 0.324% of the amount obtained by multiplying the Portfolio Manager's Percentage times such average net asset value exceeding $800 million up to and including $1.2 billion; and 0.292% of the amount obtained by multiplying the Portfolio Manager's Percentage times such average net asset value exceeding $1.2 billion.

     "Portfolio Manager's Percentage" means the percentage obtained by dividing the average of the net asset values on the foregoing dates of the portion of the portfolio assets of the Company assigned to that Portfolio Manager by the average of the net asset values on such dates of the Company as a whole.

     The foregoing fees shall be pro-rated for any month during which this Agreement is in effect for only a portion of the month.



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